As filed with the Securities and Exchange Commission on March 29, 1999.

                                               REGISTRATION NO. 333-74929
   ======================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                           ----------------------

                               AMENDMENT NO. 1

                                      TO

                                   FORM S-3


                           Registration Statement
                                    under
                         The Securities Act of 1933

                          -------------------------

                            NEWELL RUBBERMAID INC.
           (Exact name of registrant as specified in its charter)

                        Delaware                   36-3514169
             (State or other jurisdiction of    (I.R.S. employer
             incorporation or organization)     identification no.)

                           29 East Stephenson Street
                          Freeport, Illinois 61032
        (Address of principal executive offices, including zip code)

                             Dale L. Matschullat
                       Vice President-General Counsel
                        6833 Stalter Drive, Suite 101
                          Rockford, Illinois 61108
                   (Name and address of agent for service)

                               (815) 381-8110
        (Telephone number, including area code, of agent for service)

                               With a copy to:

                            Frederick L. Hartmann
                              Lauralyn G. Bengel
                            Schiff Hardin & Waite
                              7200 Sears Tower
                          Chicago, Illinois  60606
                               (312) 258-5500

                         --------------------------

        Approximate Date of Commencement of Proposed Sale to the Public:
   From time to time after the Registration Statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                             EXPLANATORY NOTE

        On March 24, 1999, by virtue of a merger of Rooster Company, a wholly owned subsidiary of Newell Co., with and into Rubbermaid Incorporated, (i) each outstanding share of common stock of Rubbermaid was converted into .7883 shares of Common Stock of Newell Co., and
   (ii) Newell Co. changed its name to Newell Rubbermaid Inc.

        Newell Rubbermaid Inc. (formerly known as Newell Co.) hereby amends the Registration Statement on Form S-3 (File No. 333-74929) filed on March 24, 1999 by filing this Amendment No. 1 to reflect the change in the corproate name to Newell Rubbermaid Inc.

                SUBJECT TO COMPLETION - DATED MARCH 29, 1999

   PROSPECTUS

                          NEWELL RUBBERMAID INC.



                               80,000 Shares
                       Common Stock, $1.00 Par Value

                        RUBBERMAID RETIREMENT PLAN
                   FOR COLLECTIVELY BARGAINED EMPLOYEES

        This Prospectus relates to shares of common stock of Newell Rubbermaid Inc. ("Newell") which may be offered and sold under the Rubbermaid Retirement Plan.

        Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "NWL." On March 19, 1999, the closing sale price of the common stock on the New York Stock Exchange was $47.25 per share.

        The mailing address and telephone number of Newell's principal executive offices are: 29 East Stephenson Street, Freeport, Illinois 61032; telephone: (815) 235-4171.

          This Prospectus should be retained for future reference.

                            --------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            --------------------



               The date of this Prospectus is March  ___, 1999


   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the dates on these documents, and you should not assume that it is accurate as of any other date.



                              TABLE OF CONTENTS
                                                                     PAGE

WHERE YOU CAN FIND MORE INFORMATION  . . . . . . . . . . . . . . . .    5

NEWELL RUBBERMAID INC. . . . . . . . . . . . . . . . . . . . . . . .    5

RUBBERMAID RETIREMENT PLAN FOR COLLECTIVELY BARGAINED ASSOCIATES . .    8

   WHERE WILL MY RETIREMENT INCOME COME FROM?  . . . . . . . . . . .    8

   WHEN DO I BECOME A PARTICIPANT?   . . . . . . . . . . . . . . . .    8
        NEW HIRES  . . . . . . . . . . . . . . . . . . . . . . . . .    8
        TRANSFERS  . . . . . . . . . . . . . . . . . . . . . . . . .    8
        CONTINUATION OF PARTICIPATION  . . . . . . . . . . . . . . .    8
        ESTABLISHMENT OF ACCOUNT   . . . . . . . . . . . . . . . . .    8

   WHAT IS COVERED EMPLOYMENT?   . . . . . . . . . . . . . . . . . .    9

   WHO IS THE RECORDKEEPER UNDER THE PLAN? . . . . . . . . . . . . .    9

   WHEN MAY I START MAKING DEFERRAL CONTRIBUTIONS TO THE PLAN?   . .    9

   HOW DO I MAKE DEFERRAL CONTRIBUTIONS TO THE PLAN?   . . . . . . .    9

   WHAT ARE THE TAX CONSEQUENCES OF MY ELECTION TO MAKE DEFERRAL
        CONTRIBUTIONS TO THE PLAN? . . . . . . . . . . . . . . . . .   10

   WHEN DO I BECOME ELIGIBLE TO SHARE IN THE ANNUAL EMPLOYER
        CONTRIBUTION?  . . . . . . . . . . . . . . . . . . . . . . .   10

   HOW MUCH DOES THE EMPLOYER CONTRIBUTE TO THE PLAN?  . . . . . . .   10

   WHAT IS A YEAR OF SERVICE?  . . . . . . . . . . . . . . . . . . .   10

   WHAT IS AN HOUR OF SERVICE?   . . . . . . . . . . . . . . . . . .   11

   MAY ASSOCIATES MAKE VOLUNTARY CONTRIBUTIONS TO THE PLAN?  . . . .   11

   HOW WILL MY MONEY BE INVESTED?  . . . . . . . . . . . . . . . . .   11

   WHEN MAY I RECEIVE DISTRIBUTION OF AMOUNTS HELD IN MY ACCOUNT
        UNDER THE PLAN?  . . . . . . . . . . . . . . . . . . . . . .   12

   WHEN DO I BECOME ELIGIBLE TO RETIRE?  . . . . . . . . . . . . . .   12

   WHAT HAPPENS IF I BECOME DISABLED WHILE EMPLOYED BY MY EMPLOYER?    13

   WHAT HAPPENS IF I DIE WHILE EMPLOYED BY RUBBERMAID OR A
        SUBSIDIARY OR DIVISION OF RUBBERMAID?  . . . . . . . . . . .   13

   WHAT HAPPENS IF MY EMPLOYMENT TERMINATES FOR ANY REASON OTHER
        THAN DEATH OR DISABILITY?  . . . . . . . . . . . . . . . . .   14

   HOW DO I DETERMINE THE VESTED PART OF MY ACCOUNT? . . . . . . . .   14

   WHAT IS A BREAK IN SERVICE?   . . . . . . . . . . . . . . . . . .   15

   WHAT HAPPENS TO THE PART OF MY ACCOUNT THAT IS NOT VESTED IF MY
        EMPLOYMENT TERMINATES? . . . . . . . . . . . . . . . . . . .   15

   WHAT IF I AM REHIRED? . . . . . . . . . . . . . . . . . . . . . .   15
        RESTORING PAST YEARS OF SERVICE  . . . . . . . . . . . . . .   15
        RE-CREDITING FORFEITED AMOUNTS   . . . . . . . . . . . . . .   16

   HOW ARE BENEFITS DISTRIBUTED? . . . . . . . . . . . . . . . . . .   16

   WHAT FORMS OF PAYMENT ARE AVAILABLE TO ME?  . . . . . . . . . . .   16

   WHAT FORMS OF PAYMENT ARE AVAILABLE TO MY BENEFICIARY?  . . . . .   17

   WHO IS MY BENEFICIARY UNDER THE PLAN? . . . . . . . . . . . . . .   17

   HOW DO I APPLY FOR BENEFITS?  . . . . . . . . . . . . . . . . . .   18

   ARE TAXES REQUIRED TO BE WITHHELD FROM MY DISTRIBUTION? . . . . .   18

   WHAT OTHER TAX RULES APPLY TO MY DISTRIBUTION?  . . . . . . . . .   18

   IS MY ACCOUNT SUBJECT TO CLAIMS OF CREDITORS? . . . . . . . . . .   19

   ARE BENEFITS INSURED BY THE PBGC? . . . . . . . . . . . . . . . .   20

   CAN I BORROW FROM THE PLAN? . . . . . . . . . . . . . . . . . . .   20

   CAN I WITHDRAW MY ASSOCIATE VOLUNTARY CONTRIBUTIONS TO THE PLAN?    20

   CAN THE PLAN BE TERMINATED? . . . . . . . . . . . . . . . . . . .   20

   CAN I GET MORE INFORMATION ABOUT THE PLAN?  . . . . . . . . . . .   20

   WHO PAYS PLAN EXPENSES? . . . . . . . . . . . . . . . . . . . . .   21

   HOW ARE PLAN EXPENSES PAID? . . . . . . . . . . . . . . . . . . .   21

   WHAT LAWS GOVERN THE PLAN?  . . . . . . . . . . . . . . . . . . .   22

   WHAT ARE MY ERISA PROTECTED RIGHTS? . . . . . . . . . . . . . . .   22

   HOW DO I APPEAL A DENIAL OF MY CLAIM FOR BENEFITS?  . . . . . . .   23

   ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . .   24
        PLAN ADMINISTRATOR:        . . . . . . . . . . . . . . . . .   24
        AGENT FOR SERVICE:         . . . . . . . . . . . . . . . . .   24
        SPONSOR:         . . . . . . . . . . . . . . . . . . . . . .   24
        EMPLOYER ID NUMBER:  . . . . . . . . . . . . . . . . . . . .   24

        PLAN NUMBER: . . . . . . . . . . . . . . . . . . . . . . . .   24
        PLAN YEAR:       . . . . . . . . . . . . . . . . . . . . . .   24
        RECORDKEEPER:        . . . . . . . . . . . . . . . . . . . .   24
        TRUSTEE: . . . . . . . . . . . . . . . . . . . . . . . . . .   24

   APPENDIX A   RUBBERMAID UNITIZED STOCK FUND  . . . . . . . . . .   25
        FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

   APPENDIX B   SUMMARY OF FINANCIAL DATA FOR INVESTMENT FUNDS
        1997   . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        CHOOSING INVESTMENT FUNDS  . . . . . . . . . . . . . . . . .   27
        RATES OF RETURN  . . . . . . . . . . . . . . . . . . . . . .   30

   APPENDIX C   STABLE VALUE FUND  . . . . . . . . . . . . . . . . .   31
        INVESTMENT OBJECTIVE   . . . . . . . . . . . . . . . . . . .   31
        FUND DESCRIPTION . . . . . . . . . . . . . . . . . . . . . .   31
        PORTFOLIO QUALITY BY S&P RATINGS   . . . . . . . . . . . . .   32
        PERFORMANCE DATA:  . . . . . . . . . . . . . . . . . . . . .   33
        INVESTOR TYPE  . . . . . . . . . . . . . . . . . . . . . . .   33
        FUND MANAGER   . . . . . . . . . . . . . . . . . . . . . . .   33
        FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

LIMITATION OF LIABILITY  . . . . . . . . . . . . . . . . . . . . . .   35

USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . . . .   35

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .   35

DESCRIPTION OF COMMON SHARES . . . . . . . . . . . . . . . . . . . .   35

EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

                     WHERE YOU CAN FIND MORE INFORMATION


        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1.   Annual Report on Form 10-K for the year ended December 31, 1998;

   2.   Current Report on Form 8-K filed with the SEC on March 11, 1999;

   3.   Current Report on Form 8-K filed with the SEC on March 25, 1999;

   4.   The description of our common stock contained in Newell's
        Registration Statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987; and

   5. The description of Newell's Rights contained in our Registration Statement on Form 8-A12B dated August 28, 1998.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        Newell Rubbermaid Inc.
        6833 Stalter Drive
        Suite 101
        Rockford, Illinois  61108
        Tel: 1-800-424-1941
        Attn:     Office of Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                            NEWELL RUBBERMAID INC.

   Newell Rubbermaid Inc. ("Newell") is a manufacturer and full-service marketer of staple consumer products sold to high-volume purchasers, including home centers and hardware stores, office superstores and contract stationers, discount stores and warehouse clubs, department and specialty stores, and drug and grocery stores. Newell's basic business strategy is to merchandise a multi-product offering of brand name consumer products, which are concentrated in product categories with relatively steady demand not dependent on changes in fashion, technology or season, and to differentiate itself by emphasizing superior customer service. Newell's multi-product offering consists of staple consumer products in three major product groups: Hardware and Home Furnishings, Office Products, and Housewares.

        Newell believes that its primary competitive strengths are superior customer service, innovative marketing and merchandising programs, a broad multi-product offering, market leadership in virtually all product categories, decentralized manufacturing and marketing, centralized administration, and experienced management. Newell uses industry leading technology which contributes to its consistent on time delivery of products to its customers.

        Newell's principal corporate offices are located at the Newell Center, 29 East Stephenson Street, Freeport, Illinois 61032, and its telephone number at these offices is 1-815-235-4171.

        On March 24, 1999, Rubbermaid Incorporated was merged with
   Newell and Newell's name was changed to Newell Rubbermaid Inc. Rubbermaid and its subsidiaries manufacture, market, sell and distribute products for resale in the consumer, commercial, industrial, institutional, specialty, agricultural and contract markets. The items produced and marketed by Rubbermaid are principally in the home, juvenile, infant and commercial products categories, and include such product lines as: housewares, hardware, storage and organizational products, seasonal items, leisure and recreational products, infant furnishings, children's toys and products, commercial and industrial maintenance products, home health care products, sanitary maintenance items, and food service products. Rubbermaid's broad range of products are sold and distributed through its own sales personnel and manufacturers' agents to a variety of retailers and wholesalers, including discount stores and warehouse clubs, toy stores, home centers and hardware stores, supermarkets, catalog showrooms and distributors serving institutional markets.
   Rubbermaid's basic strategy is to market branded, high-quality products that offer high value to customers and consumers. Value is that best combination of quality, service, timeliness, innovation and price as perceived by the user.

        In connection with this corporate merger, each share of Rubbermaid Common Stock held under the Rubbermaid Retirement Plan for Collectively Bargained Associates as of the merger date has been converted into .7883 shares of Newell Rubbermaid Common Stock. The portion of a Plan account that has been converted into Newell Rubbermaid Common Stock will continue to be subject to a participant's current investment direction, unless and until the participant changes his investment direction in accordance with applicable Plan procedures. All other Plan provisions and procedures remain unchanged.

                           PROSPECTUS for the

                     RUBBERMAID UNITIZED STOCK FUND

                         AND STABLE VALUE FUND

                                  and

                       SUMMARY PLAN DESCRIPTION

                                  for

                              RUBBERMAID

                           RETIREMENT PLAN

                                  for

                       COLLECTIVELY-BARGAINED

                             ASSOCIATES

          THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
          COVERING SECURITIES THAT HAVE BEEN REGISTERED
                 UNDER THE SECURITIES ACT OF 1933.

                         [RUBBERMAID LOGO]

               DESCRIPTION OF THE RUBBERMAID RETIREMENT PLAN
                    FOR COLLECTIVELY BARGAINED EMPLOYEES

   HIGHLIGHTS OF THE RUBBERMAID RETIREMENT PLAN
   FOR COLLECTIVELY-BARGAINED ASSOCIATES

   This summary contains an explanation of a very valuable benefit: the Rubbermaid Retirement Plan for Collectively-Bargained Associates (the "Plan"). This summary plan description describes the plan as in effect on January 1, 1997 except as otherwise noted. The Plan is maintained pursuant to a collective bargaining agreement between Rubbermaid Incorporated and the United Steelworkers of America, Rubber/Plastic Industry Conference, Local No. 302L.

   SOME OF THE KEY FEATURES OF THE PLAN ARE:

   *    401(k) FEATURE:

        You can make a "salary deferral" contribution of up to 100 percent of your quarterly payout to your retirement savings.

        Your "salary deferral" contributions and earnings on them are tax-deferred. That means you pay no Federal, and in most cases, no state income taxes on your savings until you take them out of the Plan.


   *    ANNUAL EMPLOYER CONTRIBUTION:

        Rubbermaid makes an annual contribution to the Plan that is shared among eligible associates based on their compensation.

        In order to receive a share of the employer contribution, you must be a participant in covered employment on the last day of the calendar year and have worked or been credited with 1,000 or more hours of service during the calendar year. (Special rules apply in cases of death, total and permanent disability, an approved leave of absence or military service.)


   *    Investment Control:

        You control the investment among the available funds of all amounts held in your account under the Plan.

   The Rubbermaid Retirement Plan for Collectively-Bargained Associates is an important benefit. Please make sure you discuss it with your family.

                       RUBBERMAID RETIREMENT PLAN FOR
                     COLLECTIVELY-BARGAINED ASSOCIATES
                          SUMMARY PLAN DESCRIPTION

   WHERE WILL MY RETIREMENT INCOME COME FROM?

   Retirement planning is a shared responsibility between you, your employer, and the government. The government provides Social Security benefits. Your employer contributes to Social Security and the Rubbermaid Retirement Plan for Collectively-Bargained Associates on your behalf. You can also contribute to the Plan by making a deferral contribution of up to 100 percent of your quarterly payout.

   WHEN DO I BECOME A PARTICIPANT?

   NEW HIRES

   If you are hired into covered employment, you become a participant in the Plan as of the January 1 which immediately follows your date of hire. If you are hired on January 1, you will immediately become a participant in the Plan.

   TRANSFERS

   If you transfer into covered employment, you become a participant in the Plan on the later of (1) your transfer date or (2) the January 1 that coincides with or immediately follows your original date of hire by Rubbermaid Incorporated.

   CONTINUATION OF PARTICIPATION

   If you previously participated in the Rubbermaid Incorporated Associates' Profit Sharing Retirement Plan (now known as the Rubbermaid Retirement Plan) prior to April 1, 1995, and you continued in covered employment, you automatically became a participant in the Plan on April 1, 1995. As of April 1, 1995, the account you had under the Rubbermaid Incorporated Associates' Profit Sharing Retirement Plan was transferred to the Plan.

   ESTABLISHMENT OF ACCOUNT

   When you become a participant in the Plan, an account is established in your name to hold your deferral contributions, your share of annual employer contributions, and investment earnings on those amounts.

   WHAT IS COVERED EMPLOYMENT?

   You are in covered employment if you are employed by Rubbermaid Incorporated and you are covered by a collective bargaining agreement between Rubbermaid Incorporated and the United Steel Workers of America, Rubber/Plastics Industry Conference, Local No. 302L.

   WHO IS THE RECORDKEEPER UNDER THE PLAN?

   Effective September 1, 1997, Rubbermaid has hired Fidelity
   Institutional Retirement Services Company ("Fidelity") as recordkeeper for the Plan. Fidelity processes many of the elections you will make under the Plan including your election to make deferral contributions to the Plan.

   In addition, Fidelity also processes your elections regarding investment of your account, designation of a beneficiary to receive distribution of your remaining account if you die before your account is distributed in full, receipt of a loan from your account, and receipt of a withdrawal or distribution from your account. If you have any questions regarding the procedures for conducting any of these transactions, you should contact Fidelity directly at 1-800-301-4015.

   WHEN MAY I START MAKING DEFERRAL CONTRIBUTIONS TO THE PLAN?

   Upon becoming a participant, you may elect to start making deferral contributions to the Plan through Fidelity, in accordance with rules and procedures prescribed by Rubbermaid. For more information regarding the applicable rules and procedures, please contact your Human Resources representative.

   HOW DO I MAKE DEFERRAL CONTRIBUTIONS TO THE PLAN?

   You can make deferral contributions through payroll deductions from your quarterly payout. You designate the percentage, up to 100 percent, of your quarterly payout that you wish to contribute to the Plan as a deferral contribution, and that amount is deducted from your quarterly payout and contributed to the Plan on your behalf. The percentage you designate must be a whole number. You must be employed by Rubbermaid on the date the quarterly payout is paid. Otherwise, your entire quarterly payout will be paid to you in cash.

   You may at any time change your election to make or not to make deferral contributions from future quarterly payouts.

   Your quarterly payout is the payout paid to you for a calendar quarter in an amount up to 12 percent of your compensation for the quarter. This payout is determined in accordance with the terms of the collective bargaining agreement between Rubbermaid Incorporated and United Steel Workers of America, Rubber/Plastic Industry Conference, Local No. 302L.

   Federal law limits the maximum amount of deferral contributions that you can make to the Plan each calendar year. For 1998, the maximum amount is $10,000. There are other limits that apply to your deferral contributions if you are a "highly compensated employee" under IRS rules. You will be notified if adjustments to your account need to be made as a result of these limits.

   WHAT ARE THE TAX CONSEQUENCES OF MY ELECTION TO MAKE DEFERRAL
   CONTRIBUTIONS TO THE PLAN?

   Your deferral contributions to the Plan are not subject to Federal income tax until they are distributed or withdrawn from the Plan. In addition, the income and appreciation on your deferral contributions are not subject to Federal income tax while held by the Trustee and are not includable in your taxable income until distributed or withdrawn.

   Your deferral contributions are, however, "wages" subject to Social Security tax up to the amount of the contribution and benefit base as determined under Section 230 of the Social Security Act. In addition, your deferral contributions are subject to the Medicare portion of the FICA taxes regardless of income level.

   You should consult your own tax advisers with respect to state and local income tax withholding that might apply to your deferral contributions. At this time, only the Commonwealth of Pennsylvania requires state income tax withholding on deferral contributions.

   WHEN DO I BECOME ELIGIBLE TO SHARE IN THE ANNUAL EMPLOYER
   CONTRIBUTION?

   Annual employer contributions are made to the Plan and shared among eligible participants. To be eligible you must:

   *    be a participant,

   * be employed by Rubbermaid on the last day of the plan year (i.e., December 31), unless you terminated employment because of death, total and permanent disability, or military service and you received compensation from your employer for the plan year, and

   * have been credited with 1,000 or more hours of service during the plan year.

   HOW MUCH DOES THE EMPLOYER CONTRIBUTE TO THE PLAN?

   The amount that your employer contributes to the Plan each year is six percent of your eligible compensation.

   Eligible compensation is defined as regular earnings including overtime figured at the base rate and any shift differential, but not including overtime premiums, Section 125 deductions and any other extra compensation.

   WHAT IS A YEAR OF SERVICE?

   A year of service is credited to you for each plan year (January 1 to December 31) in which you have completed 1,000 or more hours of service with Rubbermaid or any subsidiary or division of Rubbermaid.

   WHAT IS AN HOUR OF SERVICE?

   An hour of service is credited for each hour for which you are entitled to receive compensation from Rubbermaid or any subsidiary or division of Rubbermaid, whether or not you perform duties during such period. However, hours of service are not credited to you for periods in which you are absent from employment and receive compensation under a plan maintained solely for the purpose of complying with workers' compensation or unemployment compensation laws.

   Hours of service are also credited for certain periods during which you are not entitled to payment. For example, you will receive credit for hours of service during periods of approved absence or military duty (if following your discharge from active military duty, you return to employment with Rubbermaid or any subsidiary or division of Rubbermaid while your re-employment rights are protected by Federal law).

   The number of hours of service credited to you during a period that you are absent from employment will be equal to the number of hours you would normally have been scheduled to work if you had not been absent. Hours of service may be credited on the basis of approved equivalencies rather than actual hours worked.

   MAY ASSOCIATES MAKE VOLUNTARY CONTRIBUTIONS TO THE PLAN?

   Prior law provided that associates could make other additional deductible contributions and/or nondeductible contributions other than deferral contributions. The law was changed in 1986 to eliminate the allowance of deductible contributions and place severe restrictions on nondeductible contributions. Because of the change in the law, the Plan does not allow any associate voluntary contributions. Any associate voluntary contributions that you made under the Rubbermaid Incorporated Associates' Profit Sharing Retirement Plan prior to the change were transferred to the Plan from the Rubbermaid Incorporated Associates' Profit Sharing Retirement Plan and remain in the Plan.

   HOW WILL MY MONEY BE INVESTED?

   All contributions to the Plan are transferred to the Trustee to administer until they are to be paid out under the terms of the Plan. You are permitted to direct investments of your account. The right to direct investments is subject to certain limitations and restrictions. You may only invest in the investment funds offered under the Plan.

   Two of the investment funds offered under the Plan are the Rubbermaid Unitized Stock Fund, which is invested primarily in Rubbermaid common stock, and the Stable Value Fund, which is managed by PRIMCO Capital Management. Information regarding these two investment funds can be found in the Appendices at the end of this summary plan description. The Appendices will be updated periodically.

   The other investment funds available under the Plan are Fidelity mutual funds that Rubbermaid has selected to offer you a wide range of investment opportunities. Information regarding the Fidelity mutual funds and the rules for making investment elections is contained in the separate investment materials available from Fidelity.

   You can make two elections regarding investment of your account. One election controls the investment of future deferral contributions and employer contributions coming into your account. The other election controls the investment of amounts currently held in your account.

   You will receive a quarterly statement regarding the value of your account.

   It is intended that the Plan satisfy the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974. As a result, Plan fiduciaries will not be liable for any losses resulting directly from your exercise of investment control over your account under the Plan.

   WHEN MAY I RECEIVE DISTRIBUTION OF AMOUNTS HELD IN MY ACCOUNT UNDER
   THE PLAN?

   Generally, distribution of your account may not be made to you (or your beneficiary) until you retire, die, or otherwise terminate employment. The following sections discuss in detail the timing of distributions, the amounts that are distributable to you upon the occurrence of a distribution event, and the forms of payment available for distributions. However, if your employment terminates for any reason and your distributable account balance is $3,500 (effective January 1, 1998, $5,000) or less, your entire distributable account balance will be distributed to you (or your beneficiary) in a lump sum payment as soon as administratively practicable following your termination of employment. As a result, you (or your beneficiary) would not have the ability to defer receipt of benefits until a later date as described below nor to elect a form of payment other than a lump sum.

   WHEN DO I BECOME ELIGIBLE TO RETIRE?

   The normal retirement age is 65, at which time you become fully vested in all amounts being held in your account under the Plan regardless of your years of service. If you decide to retire at normal retirement age, you may elect to receive all or a portion of your account balance at that time or to defer payment to a later date, but not later than the April 1 of the calendar year following the calendar year in which you attain age 70-1/2.

   You may elect to continue working for your employer beyond normal retirement age. In that event, to the extent that you meet the applicable eligibility requirements, you will continue to be eligible to make deferral contributions to the Plan and to share in the annual employer contribution to the Plan until your actual retirement. You may also elect to receive benefits from the Plan after you reach normal retirement age, but while you are still employed.

   WHAT HAPPENS IF I BECOME DISABLED WHILE EMPLOYED BY MY EMPLOYER?

   For periods of employer-approved leave due to disability, you will continue to be a participant under the Plan. You will receive credit for hours of service, even though you are not physically working, unless your leave is the result of an occupational illness or injury. However, you will only be permitted to make deferral contributions to the Plan and to share in the annual employer contribution to the Plan during such leave to the extent that you receive compensation from your employer while on leave.

   If, while you are on employer-approved leave, it is determined that you are totally and permanently disabled (as defined in the Plan), you will become fully vested in your account under the Plan regardless of your years of service and you may elect to retire because of disability. You will be eligible to receive a share of the annual employer contribution for the year in which you retire because of total and permanent disability, provided you have received compensation from your employer for that year.

   If you retire because of total and permanent disability, you may elect to receive all or a portion of your account balance at that time or to defer distribution until a later date. (Not beyond the April 1 of the calendar year following the calendar year in which you attain age 70-1/2.)

   Total and permanent disability is defined under the Plan as a physical or mental condition resulting from bodily injury, disease or mental disorder which renders a person incapable of performing any job for his adopting employer. An associate will not be deemed to be totally and permanently disabled unless medical evidence of the disability is submitted to Rubbermaid by a licensed physician and either:

   *    the associate qualifies for disability benefits under Social
        Security; or

   * is eligible under the Rubbermaid Health and Welfare Benefit Plan for life insurance waiver of premium.

   WHAT HAPPENS IF I DIE WHILE EMPLOYED BY RUBBERMAID OR A SUBSIDIARY OR DIVISION OF RUBBERMAID?

   If you die while you are employed by Rubbermaid or a subsidiary or division of Rubbermaid, the total amount in your account will be fully vested regardless of your years of service. Your account balance will be payable to your beneficiary(ies).

   WHAT HAPPENS IF MY EMPLOYMENT TERMINATES FOR ANY REASON OTHER THAN DEATH OR DISABILITY?

   If your employment with Rubbermaid and all subsidiaries and divisions of Rubbermaid terminates prior to your retirement, total and permanent disability, or death, you might only be entitled to receive a part of your account under the Plan. The amount you will be entitled to receive in such event is the vested part of your account.

   You may elect to receive all or a portion of the vested part of your account balance at the time your employment terminates or to defer distribution until a later date (but not beyond the April 1 of the calendar year following the calendar year in which you attain age 70-1/2.)

   HOW DO I DETERMINE THE VESTED PART OF MY ACCOUNT?

   You are always fully vested in the deferral contributions and the earnings on those contributions that are held in your account. You are also always fully vested in the associate voluntary contributions and the earnings on those contributions that were made prior to January 1, 1987 and transferred to the Plan from the Rubbermaid Incorporated Associates' Profit Sharing Retirement Plan.

   Your vested interest in the employer contributions and the earnings on those contributions that are held in your account is determined based upon your years of service. If you have been credited with seven years of service you are fully vested in the employer contributions and earnings held in your account.

   If you have been credited with fewer than seven years of service, only a part of the employer contributions and earnings on them that are held in your account will be "vested." The percentage of those contributions and earnings that is vested is as follows:

                    Years of Service   Vested Percentage
                    ----------------   -----------------
                            1                 0%
                            2                 0%
                            3                 20%
                            4                 40%
                            5                 60%
                            6                 80%
                        7 or more            100%

   Generally speaking, all of your years of service with Rubbermaid or any subsidiary or division of Rubbermaid apply to vesting. However, if your employment with Rubbermaid and all subsidiaries and divisions of Rubbermaid terminates, on re-employment you will receive no credit for years of service that took place prior to your termination unless either:

   * you had a vested interest in deferral contributions or employer contributions held in your account at the time of the termination; or

   * the number of consecutive breaks in service you incur after the termination is fewer than five.


   WHAT IS A BREAK IN SERVICE?

   If during any plan year you fail to complete more than 500 hours of service, a break in service will occur.

   WHAT HAPPENS TO THE PART OF MY ACCOUNT THAT IS NOT VESTED IF MY EMPLOYMENT TERMINATES?

   The nonvested part of your account will be held in a suspended account in your name until the earlier of (1) the end of the plan year in which your employment terminated or (2) the date you receive a distribution from your account. If you are not rehired before that date, you will lose (forfeit) any right to the nonvested amount. Any forfeited amount will be allocated to all plan participants receiving an employer contribution for that plan year. The forfeiture amount allocated to each participant is based on the participant's employer contribution account balance as of the end of the plan year.

   WHAT IF I AM REHIRED?

   If you terminate employment with Rubbermaid and all subsidiaries or divisions of Rubbermaid and later return to work with Rubbermaid or a subsidiary or division of Rubbermaid, you should be concerned about two things:

   (1) whether your past years of service will be included with years of service you earn after your re-employment in determining your vested part of the annual employer contributions held in your account following your reemployment; and

   (2) whether any amounts you forfeited because of your prior termination will be re-credited to your account upon reemployment.

   RESTORING PAST YEARS OF SERVICE

   Your years of service earned before your termination of employment with Rubbermaid and all subsidiaries and divisions of Rubbermaid will not be included with your years of service earned after your re-employment unless one of the following applies:

   * You made deferral contributions to the Plan before your termination of employment.

   * You were vested in part of the annual employer contributions held in your account.

   * You are re-employed before you incur five breaks in service after your termination.

   If your past years of service are not restored on re-employment, you will be treated as a new participant in the Plan and your vested part of the annual employer contributions held in your account will be determined based only on the years of service you earn following your re-employment.

   RE-CREDITING FORFEITED AMOUNTS

   If you forfeited the nonvested part of your account when you terminated employment with Rubbermaid and all subsidiaries and divisions of Rubbermaid, the forfeited amounts will be recredited to your account upon re-employment only if all of the following requirements are met:

   (1) you are re-employed with Rubbermaid or a subsidiary or division of Rubbermaid before you incur five breaks in service following the later of (i) your termination date or (ii) the date you received distribution from your account because of your termination;

   (2) you resume covered employment within five years of your re-employment date; and

   (3) you re-pay any distribution you received from the Plan upon your prior termination (i) before you incur five consecutive breaks in service following the distribution and (ii) within five years of your reemployment date.

   HOW ARE BENEFITS DISTRIBUTED?

   There are various forms of payment by which benefits may be distributed to you from the Plan. The form of payment depends on the elections you make. The rules under this section apply to all distributions you will receive from the Plan, whether by reason of retirement, termination or any other event which may result in a distribution of benefits.

   WHAT FORMS OF PAYMENT ARE AVAILABLE TO ME?

   You can elect the form of payment which best suits you. All elections must be made in accordance with procedures prescribed by Rubbermaid. Any such election can generally be modified or revoked. The forms of payment are:

   (1)  Lump sum

   (2)  Periodic payments

   You may elect any one or a combination of these forms.

   For example, you may choose to receive part of your account balance in a single lump sum payment and receive the remainder of the account in installment payments over 10 years.

   IRS rules require that beginning on the later of the date you retire or the April 1 of the calendar year following the calendar year in which you reach age 70, the form of payment you elect must provide for distribution of your full account balance over a period no longer than your life expectancy.

   WHAT FORMS OF PAYMENT ARE AVAILABLE TO MY BENEFICIARY?

   If you die after distribution of your account balance has begun, distribution will continue to your beneficiary(ies) in the same form of payment that you were receiving, unless your beneficiary elects a more rapid form of payment.

   If you die before distribution of your account balance has begun, your beneficiary(ies) can elect any one or a combination of the following forms of payment:

   (1)  Lump sum

   (2) Periodic payments. Periodic payments cannot be made over a period longer than five years from your death, unless your beneficiary is your surviving spouse. Periodic payments to your surviving spouse may be made over a period not exceeding your surviving spouse's life expectancy.

   WHO IS MY BENEFICIARY UNDER THE PLAN?

   You can designate your beneficiary under the Plan on the form provided by Fidelity. If you are married, your beneficiary will automatically be your spouse, unless you designate another beneficiary with your spouse's written consent. Your spouse's consent must be witnessed by a Notary Public.

   If you do not designate a beneficiary, or your designated beneficiary dies before you do, your beneficiary under the Plan will be:

   (1)  your surviving spouse or, if none;

   (2)  your surviving children or, if none;

   (3)  your surviving parents or, if none;

   (4)  your surviving brothers and sisters or, if none;

   (5)  your executors and administrators.

   If your beneficiary dies after you, but before receiving distribution of the full amount he or she is entitled to under the Plan, distribution will be made to your beneficiary's estate, unless you have designated another beneficiary to receive benefits in that event.

   HOW DO I APPLY FOR BENEFITS?

   When you become eligible for a benefit from the Plan, you may apply for your benefit in accordance with rules and procedures prescribed by Rubbermaid. For information regarding the applicable rules and procedures, please contact Fidelity.

   ARE TAXES REQUIRED TO BE WITHHELD FROM MY DISTRIBUTION?

   Generally, the Trustee is required to withhold Federal income tax from all taxable distributions. The amount of withholding will be 20% of the taxable amount distributed.

   You may avoid having Federal income tax withheld from your distribution only if the distribution is made to the trustee or custodian of an Individual Retirement Account, or another qualified defined contribution plan. You may elect to:

   * Directly transfer all of the distributable amount to a trustee or custodian of an Individual Retirement Account or another qualified defined contribution plan.

   * Directly transfer part of the distributable amount to a trustee or custodian, and receive the balance of the distributable amount. (Note: The amount you receive will be subject to withholding.)

   If you do not elect one of the above options, the distributable amount will be paid directly to you and Federal income tax equal to 20% of the taxable amount of the distribution will be withheld from the payment.

   If you elect to receive a series of payments rather than a single lump sum, the amounts paid to you may not be eligible for a direct transfer. Amounts that are not eligible for direct transfer are also not subject to the mandatory withholding requirement.

   Additional specific information concerning required withholding and direct transfers is available from Fidelity.


   WHAT OTHER TAX RULES APPLY TO MY DISTRIBUTION?

   If you receive a lump sum distribution from the Plan after reaching age 59-1/2, you may be eligible to make a one-time election of five-year averaging. Under five-year averaging, you treat the amount you receive in year one as having instead been received in equal installments over a five-year period. You may only elect five-year averaging if (1) you have been a participant in the Plan for five or more taxable years before the taxable year in which the distribution is made, (2) you do not elect to roll over any portion of the lump sum distribution, and (3) you elect averaging treatment for all lump sum distributions that you receive in that year. Your beneficiary can elect this special averaging treatment regardless of your period of participation in the Plan. Five-year averaging is not available for distributions of your deductible associate voluntary contributions and distributions that occur after 1999.

   If you reached age 50 by January 1, 1986, you will be permitted to make a one-time election between five-year averaging (at tax rates in effect in the year of distribution) and ten-year averaging (at tax rates in effect in 1986) and may elect capital gain treatment (at a 20% tax rate) for amounts attributable to participation in the Plan prior to 1974.

   If you receive a distribution or make a withdrawal before age 59-1/2, a 10% additional income tax may apply to the taxable portion of the distribution or withdrawal. The additional tax does not apply to withdrawals or distributions (1) made because of your death, disability, or separation from service after reaching age 55, (2) used for payment of medical expenses to the extent deductible under Section 213 of the Code, (3) that are part of a scheduled series of substantially equal periodic payments made not less frequently than annually for your life expectancy, provided the payments begin after you separate from service, or (4) made to an alternate payee pursuant to a qualified domestic relations order.

   The rules governing taxation of qualified plan distributions are complex. There are many financial considerations involved in deciding whether to begin receiving benefits from the Plan and how to receive them. You should consult with a tax or financial counselor familiar with your particular tax situation prior to making your decision.

   IS MY ACCOUNT SUBJECT TO CLAIMS OF CREDITORS?

   As a general rule, creditors may not attach, garnish or otherwise interfere with your account.

   There is an exception, however, to this general rule. Rubbermaid may be required by law to recognize obligations which result from court ordered child support or alimony payments. Rubbermaid must honor a qualified domestic relations order. A qualified domestic relations order is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of assets in the Plan to a spouse, former spouse, child or other dependent. If a qualified domestic relations order is received by Rubbermaid, all or a portion of your account may be used to satisfy the obligation. Rubbermaid shall determine the validity of any domestic relations order which is received.

   ARE BENEFITS INSURED BY THE PBGC?

   Benefits under the Plan are not insured by the Pension Benefit
   Guaranty Corporation (PBGC) since this is a defined contribution plan. The PBGC only insures defined benefit pension plans.

   CAN I BORROW FROM THE PLAN?

   You may borrow against the vested part of your account under the Plan while you are employed by Rubbermaid or any subsidiary or division of Rubbermaid. Plan loans are made in accordance with rules and procedures prescribed by Rubbermaid. For information regarding the applicable rules and procedures, please contact Fidelity.

   CAN I WITHDRAW MY ASSOCIATE VOLUNTARY CONTRIBUTIONS TO THE PLAN?

   You may at any time withdraw the nondeductible associate voluntary contributions you made before January 1, 1987 which were transferred to the Plan from the Rubbermaid Incorporated Associates' Profit Sharing Retirement Plan, excluding any earnings credited to them while they were held under either plan. Withdrawals must be made in accordance with rules and regulations prescribed by Rubbermaid. The minimum amount that you may withdraw is the lesser of $100 or 100 percent of the nondeductible associate voluntary contributions, excluding any earnings, remaining in your account. For more information, please contact Fidelity.

   CAN THE PLAN BE TERMINATED?

   The Plan may be amended or discontinued by Rubbermaid at any time, but no amendment may deprive you of any vested interest in your account. On termination of the Plan or of contributions to it, the accounts of all affected participants become fully vested. If the Plan is terminated, the accounts may or may not be paid out immediately. If contributions are terminated, but the Plan continues, benefits are paid out when you otherwise become entitled to them under the terms of the Plan.

   CAN I GET MORE INFORMATION ABOUT THE PLAN?

   This plan summary makes many general statements in order to give you a basic understanding of your rights and how the Plan operates. It describes the principal provisions of the Plan. However, it must be understood by you that it is not the complete Plan.

   In case any conflict arises between the provisions of the Plan and this description, the provisions of the Plan shall be controlling.

   A complete copy of the Plan is available for inspection during regular business hours at the Rubbermaid Corporate Benefits Department, 1147 Akron Road, Wooster, Ohio 44691-6000. If you have any questions regarding the Plan and its administration, you may also contact the Rubbermaid Corporate Benefits Department at (330) 264-6464.

   WHO PAYS PLAN EXPENSES?

   The costs of administering the Plan, including investment management, legal and accounting and trustee and recordkeeping fees and similar administrative expenses are generally paid out of Plan assets. The Benefit Plans Committee makes the determination of which costs are charged to the Plan and how those costs are allocated. They also may make changes to how such costs are charged and allocated at any time without notice to participants.

   HOW ARE PLAN EXPENSES PAID?

   The following expenses are deducted from the appropriate fund in proportion to the value of each participant's fund balance(s):

   (1)  Investment management fees

   (2) Annual loan maintenance fees (for loans initiated prior to 09/01/97)

   (3)  Annual zero balance account fees for newly eligible participants

   (4)  Rubbermaid Unitized Stock Fund administration fees*

   (5)  Stable Value Fund administration fees*

   * Expenses are charged to the fund balance of only those investing in the fund.

   The following expenses are deducted in an equal dollar amount from each participant's account balance:

   (1)  Fees to comply with government rules and regulations

   (2)  Annual participant recordkeeping fees

   (3)  Legal, accounting, actuarial and trustee fees

   The following expenses are deducted directly from each participant's account balance for those incurring the fees without reference to the amount of the account balance:

   (1)  Minimum Required Distribution fees

   (2)  New loan set up fees

   (3)  Annual loan maintenance fees (for loans initiated after 09/01/97)

   All Plan fees are subject to change without notice. Please refer to the prospectus for each investment option offered in the Plan for more specific information.

   WHAT LAWS GOVERN THE PLAN?

   The Plan and its related trust are subject to the principal protective provisions of Titles I, II, and III of the Employee Retirement Income Security Act ("ERISA") which apply to defined contribution plans maintained by corporate employers.

   The Plan and the trust are qualified under Section 401(a) of the Internal Revenue Code, and the trust is exempt from taxation under
   Section 501(a) of the Internal Revenue Code.

   WHAT ARE MY ERISA PROTECTED RIGHTS?

   The Plan is covered by ERISA, which was designed to protect employees' rights under benefit plans. As a participant of the Plan, you should know as much as possible about your Plan benefits. You are entitled to:

   * Examine, without charge, at the Plan Administrator's office and at other specified locations copies of the applicable collective bargaining agreement and all Plan documents and other Plan information filed by the Plan Administrator with the U.S.
        Department of Labor, such as annual reports and Plan descriptions.

   * Obtain copies of all Plan documents and other Plan information, upon written request addressed to the Plan Administrator and for which the Plan Administrator may make a reasonable charge.

   * Receive from the Plan Administrator at no charge a summary of the Plan's annual financial report.

   * Obtain a statement once a year of your accrued benefits under the Plan and, if you are not fully vested, the earliest date on which you will have a nonforfeitable right to such benefits;

   * Receive a written explanation with respect to any denied benefit claim regarding the reasons for such denial and the steps that must be taken in order to have such denial reviewed.

   ERISA imposes duties upon the people who are responsible for the operation of the Plan. Such people are called "fiduciaries" and have a duty to act prudently and in the best interest of participants and their beneficiaries.

   Although the Plan Administrator carefully administers the Plan, if for some reason you believe that you have been improperly denied a benefit, you have a right to file suit in state or Federal court. If you believe a Plan fiduciary has misused Plan funds, or if documents you have requested are not furnished within 30 days (barring circumstances beyond the Plan Administrator's control), you have the right to file suit in Federal court or request assistance from the U.S. Department of Labor. Service of legal process may be made upon the agent designated in the Additional Information section of this booklet.

   Rubbermaid does not believe that filing suit will ever be necessary, but should you feel that it is, the law protects you from being fired or otherwise discriminated against to prevent you from exercising your rights under ERISA or obtaining a benefit under the Plan. If you win a lawsuit, the court may award you certain penalties (up to $100.00 per day) if the Plan Administrator refused to provide the materials you requested, until you receive such materials.

   After deciding your case, the court may also decide whether the losing party should pay court costs and the fees and expenses of the winning party. For example, if the court finds your claim to be frivolous, you may be required to pay the fees and other costs involved in defending the case.

   If you have any questions, you should contact the Plan Administrator at the address indicated at the end of this booklet.

   If you have any questions about this statement of your rights under ERISA, you may contact the nearest Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

   HOW DO I APPEAL A DENIAL OF MY CLAIM FOR BENEFITS?

   You do not have to make a formal claim in order to receive your benefits under the Plan; most plan transactions are handled through the Fidelity customer service telephone facilities. You may, however, file a written claim for your benefits or rights under the Plan with the Plan Administrator. The Plan Administrator shall render a decision on your claim within 90 days of its receipt (or within 180 days of receipt in special circumstances of which you will be informed in writing). If you disagree with a decision made by the Plan Administrator regarding a claim under the Plan, you have the right to ask the Plan Administrator for a review of its decision. You should contact the Plan Administrator at its business address or at its business phone number within 60 days of the date on which you receive notice of denial of the claim. A request for review must contain the following information:

   (a) the date you received notice of denial of your claim and the date your request for review is filed;

   (b)  the specific part of the claim you want reviewed;

   (c) a statement setting forth the basis upon which you think the decision should be reversed; and

   (d) any written material that you think is pertinent to your claim and that you want the Plan Administrator to examine.

   Unless additional time is required, the Plan Administrator will review the denial of your claim and notify you in writing of its decision, within 60 days of the filing of your request.

   ADDITIONAL INFORMATION

   PLAN ADMINISTRATOR:
        The Plan Administrator is: Benefit
        Plans Committee, c/o Corporate Benefits
        Department, Rubbermaid Incorporated,
        1147 Akron Road, Wooster, OH 44691-6000

   AGENT FOR SERVICE:
        The agent for service of legal process is:
        Rubbermaid Incorporated
        1147 Akron Road, Wooster, OH 44691-6000,
        Attention: General Counsel and Secretary

        Service of legal process may also be made upon the Trustee or the Plan Administrator.

   SPONSOR:
        The Sponsor of the Plan is:
        Rubbermaid Incorporated
        1147 Akron Road, Wooster, OH 44691-6000

   EMPLOYER ID NUMBER:
        The Sponsor's employer identification number is: 34-0628700

   PLAN NUMBER:
         The plan number is: 012

   PLAN YEAR:
        January 1 to December 31

   RECORDKEEPER:
        The Recordkeeper for the Plan is:
        Fidelity Institutional Retirement
        Services Company, 200 Magellan Way,
        Covington, KY 41015

   TRUSTEE:
        The Trustee with respect to Retirement
        Plan assets is:
        Fidelity Management Trust Company
        82 Devonshire Street, Boston, MA 02109

        Prior to 9/1/97, the Trustee was:
        National City Bank, 1900 East Ninth Street
        Cleveland, OH 44114

   APPENDIX A    RUBBERMAID UNITIZED STOCK FUND

   The following documents filed by Rubbermaid with the Securities and Exchange Commission (the "Commission") are incorporated by reference into the Registration Statement on Form S-8 (the "Registration Statement") filed with the Commission registering the Rubbermaid common stock in which your contributions may be invested under the Plan and the separate participation interests in the Plan and into this summary plan description, designated portions of which constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act (the "Prospectus") with respect to the Registration
   Statement:

   (1) The Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1996.

   (2) Rubbermaid's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

   (3) The description of the Rubbermaid common stock contained in Rubbermaid's Registration Statement on Form 8-A filed with the Commission on July 2, 1986.

   (4)  The description of the rights set forth in Rubbermaid's
        Registration Statement on Form 8-A filed with the Commission on June 27, 1996.

   All documents subsequently filed by either Rubbermaid or the Plan pursuant to Sections 13 (a) , 13 (c) , 14 and 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold also are incorporated by reference into the Registration Statement and the Prospectus from the date of filing of such documents.

   Rubbermaid will provide to each participant a copy of its annual report to security holders for its latest fiscal year (or other permitted document containing audited financial statements of Rubbermaid) at the time documents containing the Plan information required by Part I of Form S-8 are delivered to such participant.

   Rubbermaid will also provide, without charge to any participant, upon written or oral request: (i) a copy of any of the documents referred to above that are incorporated into the Registration Statement and the Prospectus (other than exhibits, unless the exhibits are specifically incorporated by reference into the information incorporated into the Registration Statement and Prospectus), and (ii) a copy of all documents containing the information concerning the Plan required by
   Part I of Form S-8 that constitute part of the Prospectus.

   In addition, Rubbermaid will provide, without charge, to all employees who participate in the Rubbermaid Unitized Stock Fund (and to any other Plan participant who so requests, orally or in writing) copies of all reports, proxy statements and other communications distributed to shareholders of Rubbermaid generally.

   Requests for any of the foregoing information should be directed to:
   Investor Relations, Rubbermaid Incorporated, 1147 Akron Road, Wooster, OH 44691, telephone number (330) 264-6464.

   FEES

   Participants investing in the Rubbermaid Unitized Stock Fund may incur various fees which are deducted from participant accounts in the following different ways:

   1.   In proportion to the value of each participant's fund balance:

        *    Investment management fees

        * Annual loan maintenance fees (for loans initiated prior to 09/01/97)

        * Annual zero balance account fees for newly eligible participants

        *    Proxy administration fees

   2.   In equal dollar amount from each participant's account balance:

        *    Fees to comply with government rules and regulations

        *    Annual participant recordkeeping fees

        *    Legal, accounting, actuarial and trustee fees

   3. Directly from each participant's account balance for those incurring the fees:

        *    Minimum Required Distribution fees

        *    New loan set up fees

        * Annual loan maintenance fees (for loans initiated on or after 09/01/97)

   APPENDIX B   SUMMARY OF FINANCIAL DATA FOR INVESTMENT FUNDS   1997

   CHOOSING INVESTMENT FUNDS

   Participants in the Plan may choose to have contributions to the Plan and funds in their accounts invested in one or more of the following investment funds, effective September 1, 1997:

   (1) THE STABLE VALUE FUND: This is a stable value fund (not a mutual fund), managed by PRIMCO Capital Management, Inc. It seeks to provide for preservation of capital (amount invested) and stability of investment returns. The fund assets can be invested in a number of diversified, high quality investment contracts with insurance companies, banks or other financial institutions. Some of the investment contracts may be a general obligation of the issuing insurance company, bank or financial institution. Other investment contracts may be invested in specific fixed income securities. Each contract has its own interest rate (variable or fixed) and maturity date (generally not longer than seven years). Although several new contracts are entered into each year, fund participants earn the composite interest (blended rate) from the portfolio of contracts held by the fund. Although individual investment contracts are backed by the issuer, units of this investment are not backed by PRIMCO, the Plan Sponsor, or insured by the FDIC. Yield will vary.

   (2) THE FIDELITY PURITAN FUND: Puritan Fund is a growth and income fund. It seeks as much income as possible, consistent with preservation of capital, by investing in a broadly diversified portfolio of domestic and foreign common stocks, preferred stocks and bonds, including lower quality, high yield debt securities. Dividend amounts will vary. The Fund's share price and return will fluctuate.

   (3) SPARTAN U.S. EQUITY INDEX FUND: Spartan U.S. Equity Index Fund is a growth and income fund. It seeks investment results that try to duplicate the composition and total return of the S&P 500 and in other securities that are based on the value of the Index. The Fund's manager focuses on duplicating the performance and composition of the Index versus a strategy of selecting attractive stocks. The Fund's share price and return will fluctuate.

   (4) THE FIDELITY CONTRAFUND: Contrafund is a growth fund. It seeks long-term capital appreciation by investing mainly in the securities of companies believed to be out of favor or undervalued. The fund invests in domestic and foreign common stocks and stocks and securities convertible into common stock, but it may purchase other securities that may produce capital appreciation. Investing in undervalued or out of favor stocks can lead to investments in small companies which are not well known. The stock of small companies may be subject to more frequent and greater price changes than other companies. The Fund's share price and return will fluctuate.

   (5) THE FIDELITY MAGELLAN FUND: Magellan Fund is a growth fund. It seeks long-term capital appreciation by investing in the stocks of both well known and lesser known companies with potentially above average growth potential and a correspondingly higher level of risk. Securities may be of foreign, domestic, and multinational companies. The Fund's share price and return will fluctuate.

   (6) THE FIDELITY SMALL CAP SELECTOR: Small Cap Selector is a growth fund. It seeks capital appreciation by investing primarily in companies that have market capitalizations of $750 million or less at the time of the Fund's investment. Under normal conditions at least 65% of the Fund's total assets will be invested in the common or preferred stock of such companies. The Fund may invest in all types of equity securities, including common and preferred stock, and may invest a portion of its assets in the stock of companies with larger market capitalizations. Shares purchased on or after 11/15/97 held less than 90 days will be subject to a 1.50% redemption fee. Share price and return will fluctuate.

   (7) THE FIDELITY DIVERSIFIED INTERNATIONAL FUND: Fidelity Diversified International Fund is an international fund. It seeks capital growth by investing primarily in equity securities of companies located anywhere outside the U.S. that are included in the Morgan Stanley EAFE Index. In selecting investments for the fund, the manager relies on computer aided quantitative analysis supported by fundamental research. The Fund seeks to generate more capital growth than that of the EAFE Index. It is important to remember that foreign investments pose greater risks and potential rewards than U.S. investments. The risks include political and economic uncertainties of foreign countries as well as the risk of currency fluctuations. Share price and return will fluctuate.

   (8) THE RUBBERMAID UNITIZED STOCK FUND: The Rubbermaid Unitized Stock Fund invests primarily in Rubbermaid Common Stock. It is not a mutual fund, nor is it a managed option. Its goal is to increase the value of your investment through capital growth by investing primarily in Rubbermaid Common Stock along with a small amount of short-term investments to allow for exchanges or withdrawals every business day. As with any stock, the value of your investment may go up or down depending on how your company stock performs in the market. Investing in a non-diversified, unmanaged single stock inherently involves more investment risk than investing in a diversified fund. Performance is directly tied to the performance of the company as well as to that of the stock market as a whole. Further information on unitization is set forth below.

   The Trustee maintains separate accounts showing each type of contribution and the interest of each participant in all of the eight investment funds. The Trustee revalues the investment funds and allocates earnings and any increases or decreases in the value of each fund to the participant's individual accounts daily. The allocation is made in direct proportion to the relative size of each individual participant's balance in a particular investment fund in relation to the balances of all participants in that Fund. The Trustee has full and exclusive powers of management and control over investment fund assets of which it has custody and control. The Trustee and not the participant has the right to vote the securities (other than Rubbermaid Common Stock reflected in the Rubbermaid Unitized Stock
   Fund) held in the investment funds and to exercise any other rights with respect to such securities.

   A participant's interest in the Rubbermaid Unitized Stock Fund is accounted for in units, rather than on a per share basis. The value of a unit reflects the combined market value of the underlying Rubbermaid Common Stock and the market value of the short term cash position used to meet the daily cash transaction needs of the Rubbermaid Unitized Stock Fund. The market value of the Rubbermaid Common Stock portion of the Rubbermaid Unitized Stock Fund is based on the closing price of the Rubbermaid Common Stock on the New York Stock Exchange multiplied by the total number of shares held in the Rubbermaid Unitized Stock Fund. After determining the market value of the Rubbermaid Common Stock portion of the Rubbermaid Unitized Stock Fund, the value of the cash position is added and the total is divided by the number of outstanding units to determine the daily unit value.

   All contributions are invested and held by the Trustee in accordance with the terms of the Plan and the trust maintained to hold assets of the Plan. Income and proceeds from the sale of investments of each investment fund are reinvested in that investment fund by the Trustee. The Trustee or any applicable Investment Manager purchases the assets of the investment funds on the open market except that the Trustee may purchase Rubbermaid Common Stock from Rubbermaid in accordance with the requirements of Section 408 of ERISA.

   The Trustee may use a number of brokers to buy and sell securities for the Plan. The selection of these brokers is based on an analysis of the services they provide and the importance of these services in aiding the investment function. Services include research on economics, industries, and companies, including both fundamental and technical information. These research services are used by the Trustee to service all of its accounts, and not all of these services are used in connection with Plan investments. Commissions paid to the brokers are paid by the Trustee and are based on a uniform discount schedule established by the Trustee.

   RATES OF RETURN

   A summary of the investment performance for each of the investment funds is set forth below.




                                  CUMULATIVE TOTAL RETURNS
    FUND NAME                  PERIOD ENDING DECEMBER 31, 1997
    ---------                  -------------------------------
                                3 MONTH     1 YEAR     3 YEAR
                                -------     ------     ------

    Stable Value Fund             1.57%       6.35%    21.11%
    Spartan U.S. Equity           2.81%      33.04%   123.99%
    Index Fund

    Fidelity Puritan Fund         2.38%      22.35%    71.13%

    Fidelity Contrafund           1.20%      23.00%   104.39%
    Fidelity Magellan Fund         .40%      26.59%    93.45%

    Fidelity Small Cap             .83%      27.25%    83.11%
    Selector Fund

    Fidelity Diversified          4.30%      13.72%    61.02%
    International Fund

   Investment results reflect past performance and do not guarantee or predict future results. Interests in the Stable Value Fund are not deposits or other obligations issued, endorsed, or guaranteed by Fidelity Management Trust Company or any of its affiliates. These interests, and interests or shares in any other investment fund, are not insured by the U.S. Government, the Federal Deposit Insurance Corporation, or any other governmental agency.

   The chart to the right provides historical market price data for the Rubbermaid Common Stock for the 5-year period ending on December 31, 1997 on the New York Stock Exchange.

   Each investment fund's return to individual participants will not necessarily equal reported returns, because of the timing of contributions and investments and the allocation of earnings, as well as the diluting impact of cash or cash equivalents held by each fund for distributions or withdrawals.

     Quarter-End Date              High              Low              Close
     ----------------              ----              ---              -----

          3/31/93                 $ 35             $ 34 3/8         $ 35
          6/30/93                 $ 28 7/8         $ 27 7/8         $ 28 3/8
          9/30/93                 $ 33 3/8         $ 32 7/8         $ 33 1/8
         12/31/93                 $ 35 1/2         $ 34 3/4         $ 34 3/4

          3/31/94                 $ 27 3/4         $ 26 1/8         $ 27 1/4
          6/30/94                 $ 26 5/8         $ 26 1/8         $ 26 1/4
          9/30/94                 $ 26 3/4         $ 26 3/8         $ 26 5/8
         12/30/94                 $ 29 3/4         $ 25 3/8         $ 28 3/4

          3/31/95                 $ 34 1/4         $ 27 3/8         $ 33
          6/30/95                 $ 33 1/2         $ 25 3/4         $ 27 3/4
          9/30/95                 $ 30 3/4         $ 27             $ 27 5/8
         12/31/95                 $ 28 1/2         $ 24 3/4         $ 25 1/2

          3/31/96                 $ 30 3/8         $ 25 1/4         $ 28 3/8
          6/30/96                 $ 29 1/2         $ 26 5/8         $ 27 1/4
          9/30/96                 $ 24 5/8         $ 24 1/8         $ 24 1/2
         12/31/96                 $ 23             $ 22 5/8         $ 22 5/8

          3/31/97                 $ 24 7/8         $ 21 5/8         $ 24 7/8
          6/30/97                 $ 30             $ 24             $ 29 3/4
          9/30/97                 $ 30 5/16        $ 24 3/4         $ 25 9/16
         12/31/97                 $ 26 1/2         $ 23 5/16        $ 24 13/16


   APPENDIX C   STABLE VALUE FUND

   INVESTMENT OBJECTIVE
   The objective of this Fund is to seek preservation of capital, provide a reasonably predictable return that moves gradually toward current market interest rates while over time producing a return higher than that offered by money market funds, maintain diversification across all investment categories, and maintain adequate liquidity for participant elections. The Fund is considered conservative because it is designed to minimize the fluctuations in principal value that may be experienced in stock and bond funds. The trade-off for the lower risk of this investment is the potential for a lower return than that earned in other options.

   FUND DESCRIPTION
   The Stable Value Fund assets consist of a number of investment contracts with a diversified group of insurance companies, banks, and other financial institutions. Each contract has its own specific terms including interest rate and maturity date. The Fund invests primarily in alternative investment contracts issued by insurance companies or banks and backed by high grade fixed income assets. The contract issuer provides a "wrap" of the underlying assets, which assumes payment of benefits, if needed, at contract value (cost plus interest). In some instances, the Plan will have title to the underlying assets that are held in a custodial account. In others, the assets may be held through ownership of units of a fund or trust, or units of an insurance company's separate account. The crediting rate of these investments is based on the returns of the underlying assets, however, this return is spread over the life of the contract so as to produce a stable overall return for the Fund. Additionally, the Fund utilizes general account investment contracts issued by insurance companies or banks that contract to return the invested amount plus a rate of interest at a designated future date. The quality of this promise is based on the financial condition of the contract issuer.

   PORTFOLIO QUALITY BY S&P RATINGS
   As the Fund seeks to preserve principal value, PRIMCO controls risk by purchasing high quality, well diversified investments. Credit quality is the foundation on which investment decisions for the portfolio are based. All investments made for the Fund are rated AA- or better at the time of purchase. The investments are not guaranteed by Rubbermaid Incorporated, PRIMCO, nor guaranteed or insured by the U.S. Government.

   STABLE VALUE FUND
   PORTFOLIO QUALITY
   BY S&P RATING*

   DECEMBER 31, 1997


   [GRAPH]



   The credited rate of the Fund is the average yield of all investments held in the Fund. As new investments are made and older investments are replaced at maturity, the average credited rate may change. In general, the credited rate will move toward current interest rates. The magnitude of the change depends on current rates and the amount of the portfolio being reinvested. Annual investment management fees and certain other administrative fees are netted against the return of the Fund.

   RATING DEFINITION

   AAA Superior financial security on an absolute and relative basis. Capacity to meet policyholder obligations is overwhelming under a variety of economic and underwriting conditions.

   AA+  Excellent financial security. Capacity to meet
   AA   policyholder obligations is strong under a variety
   AA-  of economic and underwriting conditions.

   A+   Good financial security. Capacity to meet

   A policyholder obligations is somewhat susceptible to adverse economic and underwriting conditions.


   * Using definitions from Standard & Poor's. Other ratings use similar definitions.

   PERFORMANCE DATA:

   Annualized Return (12/31/97)



   [GRAPH]





   Returns For Period Ended 12/31/97




                       Total Return             Annualized
                       ------------             ----------

    3 Month                 1.59%                  6.44%

    1 Year                  6.46%                  6.46%
    3 Year                 22.24%                  6.63%

    5 Year                 40.83%                  7.09%

    Since 2/28/90          83.45%                  8.05%

   Returns are net of investment management fees. Recordkeeping, trustee and other administrative fees are not reflected in these returns.

   INVESTOR TYPE
   *    Investors seeking minimal fluctuations in principal investment.
   * Investors looking for a competitive market interest rate with minimal overall risk.
   *    Investor willing to trade lower return potential for lower risk.
   * Investors looking to balance the volatility of equity investments by adding a Fund designed to preserve principal into their portfolio allocation.

   FUND MANAGER
   PRIMCO Capital Management, Inc. was hired in 1990 as investment manager for the Stable Value Fund. Founded in 1985, PRIMCO specializes in managing stable value funds and currently has over $19 billion in assets under management. PRIMCO is a registered investment advisor located in Louisville, Kentucky with an office in Portland, Oregon. PRIMCO is a wholly owned subsidiary of INVESCO, a member of the AMVESCAP PLC (formerly INVESCO PLC) global investment management organization. AMVESCAP PLC currently manages over $190 billion in assets (foreign and domestic) for corporate, public and jointly trusteed retirement plans, foundations, endowments, and a host of other institutional clients.

   FEES
   Participants investing in the Stable Value Fund may incur various fees which are deducted from participant accounts in the following different ways:

   1.   In proportion to the value of each participant's fund balance:
        *    Investment management fees
        * Annual loan maintenance fees (for loans initiated prior to 09/01/97)
        * Annual zero balance account fees for newly eligible participants

   2.   In equal dollar amount from each participant's account balance:
        *    Fees to comply with government rules and regulations
        *    Annual participant recordkeeping fees
        *    Legal, accounting, actuarial and trustee fees

   3. Directly from each participant's account balance for those incurring the fees:
        *    Minimum Required Distribution fees
        *    New loan set up fees
        * Annual loan maintenance fees (for loans initiated on or after 09/01/97)

                           LIMITATION OF LIABILITY

   Neither Newell, Rubbermaid, its agent (including Newell or Rubbermaid if it is acting as such) in administering the Plan, nor the agent shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   Newell does not anticipate that it will realize any net proceeds from the issuance of its common stock under the Plan.

                            PLAN OF DISTRIBUTION

   The common stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the issuance of common stock in connection with investment of participant and employer contributions to the Plan.

                        DESCRIPTION OF COMMON SHARES

   Newell's certificate of incorporation authorizes the issuance of 400,000,000 shares of Common Stock, of which 162,728,371 were issued and outstanding on February 8, 1999. The description of the Common Stock is incorporated by reference into this Prospectus. See "Incorporation of Information by Reference" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements of Newell set forth in Newell's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent accountants, as stated in their report dated January 27, 1999 included in the Form
   10-K and incorporated by reference in this document. Those consolidated financial statements have been incorporated by reference in this document and in reliance upon Arthur Andersen LLP's report given upon the authority of that firm as experts in accounting and auditing.


                                LEGAL MATTERS

   Certain legal matters in connection with the Common Stock offered hereby have been passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois. Schiff Hardin & Waite has advised Newell that a member of the firm participating in the representation of Newell owns approximately 3,900 shares of Newell common stock.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the offering are as follows:

        Registration fee under the Securities Act  . . . . . . .  $ 1,104
        Legal fees and expenses  . . . . . . . . . . . . . . . .  $15,000
        Accounting fees and expenses . . . . . . . . . . . . . .  $ 5,000
        Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  $15,000
                                                                  -------
                       Total . . . . . . . . . . . . . . . . . .  $36,104

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Newell's Charter contains a provision which eliminates directors' personal liability as set forth above.

        The Charter and the Bylaws of Newell provide in effect that Newell shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances.

        Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys'
   fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

        Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections
   (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Newell has in effect insurance policies for general officers' and directors' liability insurance covering all of Newell's officers and directors. Newell also has entered into indemnification agreements with each of its officers and directors that provide that the officers and directors will be entitled to their indemnification rights as they existed at the time they entered into the agreements, regardless of subsequent changes in Newell's indemnification policy.

        Pursuant to an Agreement and Plan of Merger by and between Newell Co., Rooster Company and Rubbermaid Incorporated dated as of October

   20, 1998 (the "Merger Agreement"), Newell will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the Effective Time (as defined in the Merger Agreement), an officer, director of employee of Rubbermaid or any of its subsidiaries against any losses, expenses, claims, damages or liabilities (1) arising out of acts or omissions occurring at or prior to the Effective Time that are based on or arising out of the fact that such person is or was a director, officer or employee of Rubbermaid or any of its subsidiaries or served as a fiduciary under or with respect to any Rubbermaid employee benefit plan and (2) to the extent they are based on or arise out of the transactions contemplated by the Merger Agreement. In addition, from and after the Effective Time, directors and officers of Rubbermaid who become directors or officers of Newell will be entitled to indemnification under the Charter and the Bylaws of Newell, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Newell.

        Additionally, for six years after the Effective Time, Newell will maintain in effect Rubbermaid's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Rubbermaid's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that Newell may substitute policies of Newell or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers. Newell will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Rubbermaid in 1998, except that if the annual premiums of such insurance coverage exceed such amount, Newell will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of Newell's Board, for a cost up to but not exceeding such amount.

        For six years after the Effective Time, Newell will also maintain in effect Rubbermaid's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under any Rubbermaid benefit plan with coverages and in amounts no less favorable than those of such policy in effect on the date of the Merger Agreement.

   ITEM 16.  EXHIBITS.

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

   ITEM 17.  UNDERTAKINGS.

        (a)  Newell hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering rang may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect
                   to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on form s-3, form s-8 or form f-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Newell pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Newell hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Newell's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Newell pursuant to the foregoing provisions, or otherwise, Newell has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Newell of expenses incurred or paid by a director, officer or controlling person of Newell in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Newell will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

        THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereby thereunto duly authorized, in the City of Rockford, State of Illinois, on the 26th day of March, 1999.

                                      NEWELL RUBBERMAID INC.
                                      (Registrant)


                                      By: Dale L. Matschullat
                                          ---------------------------------
                                           Dale L. Matschullat
                                           Vice President - General Counsel

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the follow-ing persons in the capacities and on the dates indicated.

              Signature                                    Title                             Date
              ---------                                    -----                             ----

        * John J. McDonough                     Chief Executive Officer
     -----------------------------------        (Principal Executive Officer)
              John J. McDonough                 and Director


        * Thomas A. Ferguson, Jr.               President and Chief
     -----------------------------------        Operating Officer and Director
              Thomas A. Ferguson, Jr.


        * Donald L. Krause                      Senior Vice President - Corporate
     -----------------------------------        Controller (Principal Accounting
              Donald L. Krause                  Officer)


        * William T. Alldredge                  Vice President - Finance
     -----------------------------------        (Principal Financial Officer)
              William T. Alldredge


        * William P. Sovey                      Chairman of the Board of
     -----------------------------------        Directors
              William P. Sovey


                                                Director
     -----------------------------------
              Tom H. Barrett


                                                Director
     -----------------------------------
              Scott S. Cowen


        * Alton F. Doody                        Director
     -----------------------------------
              Alton F. Doody


                                     42


                                                Director
     -----------------------------------
              Thomas J. Falk


        * Daniel C. Ferguson                    Director
     -----------------------------------
              Daniel C. Ferguson


        * Robert L. Katz                        Director
     -----------------------------------
              Robert L. Katz

                                                Director
     -----------------------------------
              William D. Marohn


         * Elizabeth Cuthbert Millett           Director
     -----------------------------------
              Elizabeth Cuthbert Millett


        * Cynthia A. Montgomery                 Director
     -----------------------------------
              Cynthia A. Montgomery


        * Allan P. Newell                       Director
     -----------------------------------
              Allan P. Newell


                                                Director
     -----------------------------------
              Wolfgang R. Schmitt


                                                Director
     -----------------------------------
          General Gordon R. Sullivan,
          USA Ret.



     *By:  /s/ Dale L. Matschullat                     March 26, 1999
         ---------------------------
              Dale L. Matschullat
              Attorney-in-Fact

                              INDEX TO EXHIBITS

         Exhibit
         Number             Exhibit
         ------             -------

         2 Agreement and Plan of Merger dated as of October 20, 1998, among Newell, Rubbermaid and Rooster Company (incorporated by reference to Annex A to the joint proxy statement/prospectus contained in Newell's Registration Statement on Form S-4 (File No. 333-71747) effective February 4, 1999.

        4.1*      Rubbermaid Retirement Plan for Collectively
                  Bargained Employees (including First Amendment thereto).

        4.2 Rights Agreement, dated as of August 6, 1998, between Newell and First Chicago Trust Company of New York (incorporated by reference to Exhibit I to Newell's Registration Statement on Form 8-A12B (Reg. No. 1-09608), filed with the Commission on August 28, 1998).

        5*        Opinion of Schiff Hardin & Waite.

        23.1*     Consent of Arthur Andersen LLP.

        23.2* Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5 in this Registration Statement).

        24        Power of Attorney (set forth on the
                  signature page).


   -------------------

   * Previously filed as an Exhibit to the Form S-3 to which this Amendment No. 1 relates.






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